February 23, 2017 06:32 ET

Adamant DRI Issues Letter to Shareholders

ZHANGJIAKOU, CHINA--(Marketwired - Feb 23, 2017) - Adamant DRI Processing and Minerals Group (OTCQB: ADMG), a supplier of direct reduced iron (DRI) feed stock to China's steel industry today issued a letter to its shareholders. The letter updates shareholders on retooling milestones achieved since 2015 and on plans for 2017 and going forward.

Dear Shareholders:

Adamant DRI's Board of Directors and senior management are committed to keeping shareholders informed of management's efforts to enhance the Company's value.

As many shareholders are aware, the past couple years have not been without challenges from an operational and regulatory standpoint.

Environmental restrictions imposed by China's central government on mining operators as well as iron and steel producers as they seek to move industry away from coal fired technologies prevented our Company from generating more than nominal revenues resulting in operating losses over the past few years.

During this period however, management remained fully committed to advancing key strategic initiatives, kept financial reports current and made investments required to meet heightened regulatory standards in order to emerge a stronger, more efficient, higher growth company.

Steadfast Mission

Our long-term vision, while adapted to meet recent regulatory and economic realities, remained intact:

Apply advantages of rotary kiln technology and newly converted coal-to-gas plants in strategic logistical locations to win supply contracts from private and public steel manufacturer seeking quality feedstock for participants across China's massive steel industry.

Key Milestones Since 2015

In order to produce Direct Reduced Iron at scale with greater energy efficiency and lower emission, a primary initiative was to upgrade from coal to natural gas powered our Jinxin facility and with advanced reduction rotary kiln technology. Jinxin is now capable of producing DRI at significant volumes.

Likewise, during the industry lull of the past two years in order to meet the environmental restrictions imposed by the Chinese government, we upgraded our Huaxin facility from coal to natural gas and converted from being a conventional iron ore facility to a Direct Reduced Iron facility using advanced rotary kiln technology.

As a result, we can now produce significant volumes of Direct Reduced Iron at both of our facilities with greater energy efficiency and lower emissions required to operate and successfully market our output to government owned steel making entities.

Once the conversion of our first Huaxin plant was completed, we also converted our second Huaxin plant to a natural gas powered DRI facility so it is now operating and preparing to economically produce quality DRI.

A key competitive advantage of our Huaxin plants is our long-standing relationship with and close proximity to the Dagang Oilfields, among China's largest onshore gas fields, which provides us with cheap natural gas.

2017 Projections

In 2015 over $1.5 million was spent in production related trials and we now boast an annual production capacity in excess of 800,000 metric tons of high quality Direct Reduced Iron with metallic iron content exceeding 91%.

Based on our current capacity and our offtake discussions with prospective buyers, we expect to resume sales and delivery of Direct Reduced Iron to key customers -- both state owned and private enterprises -- in the second quarter of 2017.

Given our capacity and market prices, current discussions suggest a reasonable 2017 revenue goal of between $16 and $20 million based on 42-48k metric tons shipped at prices ranging from $300-$350 per ton.

2018 Projections

We expect to accelerate sales and profitability as we advance through 2017 and achieve greater capacity utilization in 2018, enabling us to leverage competitive advantages and ramp up marketing efforts to drive sales.

As a result, our plan calls for year-over-year revenue growth in 2018 of 100%, doubling 2017 revenue to $40-$50 million, which would still reflect modest capacity utilization of only 15-20%.

Global DRI Outlook

DRI utilization is still being projected to grow at a compounded annual rate in high single digits globally as it has over the past three decades, particularly in emerging markets.

As a result, we expect DRI processes will continue to offer iron and steel producers a more attractive alternative to conventional iron ore methods due to its lower investment capital requirements and suitability to local raw material situations.

Industry research continues to suggest DRI offers a cleaner and lower cost alternative that can add value to the growing number of operations using electric arc furnace technology.

As a result, major steel mills across China and in developed markets continue to invest in natural gas driven DRI projects and electric arc furnace processes to address these proven and evolving trends.

We believe our investments over the past couple of years have given us an edge over regional competitors many of whom chose not to make the necessary upgrades to remain competitive and some of whom have chosen to shut down completely or shifted to mining.

Our plan assumes that those within the China steel landscape who will survive and rebound from a contraction will be those with the newest and lowest production cost profile.

We have planned for that over the last two years by investing in a current capacity of 800,000 metric tons of Direct Reduced Iron production.

Adamant used the opportunity presented by the deceleration in China's steel production over the last two years to invest in clean and efficient Direct Reduced Iron production capacity which we expect will win us both private and publicly funded contracts for our low cost, high metallic quality DRI.

Stakeholder Rewards

We look forward to rewarding all our stakeholders -- shareholders, employees, vendors, strategic partners both public and private -- for their support and confidence during this retooling period and commit to keeping all informed on our progress.

Sincerely,
Mr. Changkui Zhu
CEO

About Adamant DRI

Adamant DRI Processing and Minerals Group mines, processes, produces, and sells direct reduced iron feed stock for China's massive steel industry. It sells to state owned and plans to sell to privately owned enterprise. The Company is now emerging from a 2-year retooling period during which time it converted from coal to natural gas power and implemented advanced rotary kiln technology. Company stock is traded on the OTCQB under ticker symbol ADMG. Adamant DRI is based in Zhangjiakou, the People's Republic of China.

Forward-looking statements

This press release contains forward-looking statements regarding prospects, statements of future expectations, future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time.

Contact Information

  Contact:
  Investor Inquiries
  646 801 6088
  ir@adamant-dri.com